EXHIBIT 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Electronic Arts Inc.:

We consent to incorporation by reference in the registration statement dated January 29, 2003 on Form S-3 of Electronic Arts Inc. of our reports dated May 3, 2002, relating to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries, as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2002, and the related schedule, which reports appear in the March 31, 2002 annual report on Form 10-K of Electronic Arts Inc.

/s/    KPMG LLP

Mountain View, CA
January 29, 2003